Exhibit 5.1

August 6, 2009

The Board of Directors

Columbia Banking System, Inc.

1301 “A” Street

Tacoma, Washington 98402

Re:	Legal Opinion Regarding Validity of Securities Offered

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Prospectus Supplement, dated August 5, 2009 (the “Prospectus Supplement”), to (i) a registration statement on Form S-3 (No. 333-154418) filed by Columbia Banking Systems, Inc. (“Columbia”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) a registration statement on Form S-3 (No. 333-161073) filed by Columbia with the Commission pursuant to Rule 462(b) under the Securities Act (collectively, the “Registration Statements”), with respect to the sale by Columbia of 8,500,000 shares of its common stock, no par value per share (the “Common Stock”), and up to 1,275,000 additional shares of common stock to cover over-allotment, if any (collectively the 9,775,000 aggregate shares of Common Stock are referred to as the “Shares”). The Shares are being offered to the public by Columbia pursuant to an underwriting agreement, dated August 5, 2009 (the “Underwriting Agreement”), entered into by Columbia, Keefe, Bruyette & Woods, Inc. and D.A. Davidson & Co.

In connection with this opinion, we have examined Columbia’s Amended and Restated Articles of Incorporation, the minutes of all pertinent meetings of the board of directors of Columbia relating to the Registration Statements, the Prospectus Supplement, the Underwriting Agreement, and the transactions contemplated thereby; such other records of the corporate proceeding of Columbia and certificates of Columbia’s officers as we have deemed relevant; the Registration Statements and the exhibits thereto; the Prospectus Supplement; and the Underwriting Agreement.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Columbia Banking System, Inc.

August 6, 2009

Based upon and relying solely upon the foregoing, we advise you that in our opinion, the Shares, when issued and delivered by Columbia against payment therefor as contemplated by the Underwriting Agreement, will be duly and validly issued, full paid and non-assessable shares of the Common Stock.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion letter is limited to the application of the laws of the State of Washington and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdictions.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K and the Registration Statements in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement as having passed upon the validity of the Shares. In giving such consent, we do not thereby admit that we are experts within the meaning of the Act.

Very truly yours,

/s/    Graham & Dunn PC